Exhibit 99.1

ValueVision Media Reports Q3 2013 Results

MINNEAPOLIS, MN – November 20, 2013 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer that reaches over 86 million homes via TV, Internet and mobile, today announced results for its fiscal 2013 third quarter (Q3’13) ended November 2, 2013. ValueVision will host an investor conference call/webcast today at 4:30 pm ET, details below. ValueVision is finalizing the transition of its consumer brand to ShopHQ from ShopNBC.

ValueVision’s Q3’13 net sales increased 7% to $147 million versus Q3’12, driven primarily by strong sales results in the Fashion & Accessories and Home & Consumer Electronics categories. Adjusted EBITDA improved to $4 million in Q3’13 versus $1 million in the same quarter last year, reflecting higher sales and improved gross profit margin. The Company reported a Q3’13 net loss of $1 million, or ($0.02) per share, compared to a net loss of $4 million, or ($0.08) per share, in Q3’12.

Year to date, ValueVision reported net sales up 9% to $447 million, adjusted EBITDA of $13 million compared to an approximate breakeven adjusted EBITDA position last year, and a net loss of $1 million or ($0.02) per share, compared to a net loss of $16 million or ($0.33) per share, for the same period last year.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except per share and average price points)

	Three months ended			Nine months ended
	11/2/2013	10/27/2012		11/2/2013	10/27/2012
	Q3 '13	Q3 '12	Change	YTD	YTD	Change

Net Sales	$147	$138	7%	$447	$409	9%
Gross Profit	$55	$51	9%	$168	$154	9%
Gross Profit %	37.5%	36.9%	60bps	37.5%	37.5%	-
EBITDA, as adjusted	$4	$1	$3	$13	$0	$13
Net Income/(Loss)	($1)	($4)	$3	($1)	($16)	$15
Net Income/(Loss) per Share	($0.02)	($0.08)	$0.06	($0.02)	($0.33)	$0.31

Homes (Average 000s)	86,605	83,268	4%	85,958	82,366	4%
Net Shipped Units (000s)	1,665	1,273	31%	4,789	3,857	24%
Average Price Point	$80	$100	-20%	$85	$99	-14%
Return Rate %	22.8%	23.5%	-70bps	22.6%	22.1%	50bps
Internet Net Sales %	47.2%	44.8%	240bps	46.2%	45.4%	80bps
Total Customers - 12 month rolling	1,246,018	1,098,363	13%	N/A	N/A

Total customers purchasing over the last 12 months rose 13% to 1.25 million. The growth in the customer base reflects continued diversification of the Company’s merchandise at lower price points as well as a product mix shift from the Jewelry & Watches category to the Fashion & Accessories and Home & Consumer Electronics categories. Improvements in customer satisfaction and channel positioning also contributed to customer growth. In addition, the size of the total customer base who purchased during the three months of Q3’13 increased 20% versus last year’s same period.

Net shipped units rose 31% to 1.7 million in Q3’13, over the same quarter last year, reflecting a broader merchandise mix and a 20% decline in the average price point. Internet sales penetration increased 240 bps to 47%. Mobile net sales grew 45%, increasing to 22% of Internet sales compared to 18% in Q3’12.

ValueVision CEO, Keith Stewart, said, “We are pleased with our operating performance in the third quarter, which marked our sixth consecutive quarter of sales growth and positive Adjusted EBITDA. We continued to improve our product offerings and to diversify our product mix. We achieved double-digit customer growth. Our rebranding to ShopHQ, your shopping headquarters, is largely complete, and we believe we are well positioned for the holiday season.”

ValueVision EVP and CFO, William McGrath, said, "Our balance sheet condition remains strong.  We ended the third quarter with a cash balance, including restricted cash, of $31 million. ValueVision maintains $12 million in undrawn availability under its $50 million credit facility with PNC.”

Conference Call / Webcast Today, Wednesday, November 20th at 4:30 pm ET:

WEBCAST/WEB REPLAY:   http://www.media-server.com/m/p/e7s2e6pp

TELEPHONE:  866-700-0133; Passcode: 18107976

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), its most directly comparable GAAP financial measure, in this release.

About ValueVision Media, ShopNBC and ShopHQ

ValueVision Media, Inc. is a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. ValueVision is transitioning its consumer brand to ShopHQ, your shopping headquarters, from ShopNBC over the balance of fiscal 2013. ValueVision’s television network reaches over 86 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants;  our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s stockholders, including a special meeting of shareholders, if such a meeting is called.  The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with any such meetings of shareholders.  Information concerning these directors and executive officers in connection with the matters to be voted on at any such meeting that may be held will be included in the proxy statement filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with any such meeting.  In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC.  Any proxy statement, any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY ANY SUCH PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

(tables follow)

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	November 2,	February 2,
	2013	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,996	$26,477
Restricted cash and investments	2,100	2,100
Accounts receivable, net	86,995	98,360
Inventories	54,608	37,155
Prepaid expenses and other	6,717	6,620
Total current assets	179,416	170,712
Property and equipment, net	24,806	24,665
FCC broadcasting license	12,000	12,000
NBC trademark license agreement, net	999	3,997
Other assets	814	725
	$218,035	$212,099

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,554	$65,719
Accrued liabilities	33,308	30,596
Deferred revenue	85	85
Total current liabilities	99,947	96,400

Long term capital lease liability	101	-
Deferred revenue	356	420
Long term deferred tax liability	869	-
Long term credit facility	38,000	38,000
Total liabilities	139,273	134,820

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 49,637,003 and 49,139,361 shares issued and outstanding	496	491

Warrants to purchase 6,000,000 shares of common stock	533	533

Additional paid-in capital	409,715	407,244

Accumulated deficit	(331,982)	(330,989)

Total shareholders' equity	78,762	77,279
	$218,035	$212,099

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Net sales	$147,318	$137,592	$447,236	$409,320
Cost of sales	92,083	86,802	279,311	255,818
Gross profit	55,235	50,790	167,925	153,502
Margin %	37.5%	36.9%	37.5%	37.5%
Operating expense:
Distribution and selling	46,683	46,762	139,477	142,308
General and administrative	6,086	4,242	18,155	13,446
Depreciation and amortization	3,039	3,174	9,342	10,026
Total operating expense	55,808	54,178	166,974	165,780
Operating income (loss)	(573)	(3,388)	951	(12,278)

Other expense:
Interest income	3	7	17	11
Interest expense	(355)	(379)	(1,081)	(3,571)
Gain on sale of assets	-	100	-	100
Loss on debt extinguishment	-	-	-	(500)
Total other expense	(352)	(272)	(1,064)	(3,960)

Loss before income taxes	(925)	(3,660)	(113)	(16,238)

Income tax provision	(292)	(15)	(880)	(21)

Net loss	$(1,217)	$(3,675)	$(993)	$(16,259)

Net loss per common share	$(0.02)	$(0.08)	$(0.02)	$(0.33)

Net loss per common share
---assuming dilution	$(0.02)	$(0.08)	$(0.02)	$(0.33)

Weighted average number of common shares outstanding:
Basic	49,604,860	48,931,464	49,412,646	48,807,749
Diluted	49,604,860	48,931,464	49,412,646	48,807,749

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Loss:

	For the Three Month Periods Ended		For the Nine Month Periods Ended
	November 2,	October 27,	November 2,	October 27,
	2013	2012	2013	2012

Adjusted EBITDA (000's)	$3,595	$561	$13,170	$301
Less:
Activist shareholder response costs	(344)	-	(344)	-
Debt extinguishment	-	-	-	(500)
Gain on sale of assets	-	100	-	100
Non-cash share-based compensation	(718)	(725)	(2,368)	(2,403)
EBITDA (as defined) (a)	2,533	(64)	10,458	(2,502)

A reconciliation of EBITDA to net loss is as follows:

EBITDA (as defined) (a)	2,533	(64)	10,458	(2,502)
Adjustments:
Depreciation and amortization	(3,106)	(3,224)	(9,507)	(10,176)
Interest income	3	7	17	11
Interest expense	(355)	(379)	(1,081)	(3,571)
Income taxes	(292)	(15)	(880)	(21)
Net loss	$(1,217)	$(3,675)	$(993)	$(16,259)

(a)   EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes.  The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, activist shareholder response costs and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's television and internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given.  Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies.  In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs.  Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity.  Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

Contacts

Media:
Dawn Zaremba
ShopHQ
dzaremba@shophq.com
(952) 943-6043 O

Investors:
David Collins, Eric Lentini
Catalyst Global LLC
vvtv@catalyst-ir.com
(212) 924-9800 O
(917) 734-0339 M